Exhibit 99.1

Contacts:	Media	Investors
	Brad Burns	Susan Watson
	Peter Lucht	(703) 886-5282
(800) 644-NEWS

MCI Announces Fourth Quarter and Full-Year 2004 Results

Cost reductions drive fourth quarter operating income of $434 million

Revenue stabilizes in Enterprise, Commercial segments

Cash, cash equivalents and marketable securities total $5.5 billion

ASHBURN, Va., February 25, 2005 -- MCI, Inc. (NASDAQ: MCIP) today reported results for the fourth quarter and full-year ended December 31, 2004.

Revenues in the fourth quarter were $5.0 billion, a decline of 2 percent sequentially and 10 percent year-over-year. Enterprise Markets revenue increased 1 percent sequentially, Commercial Markets revenue was flat sequentially and Mass Markets revenue was down 9 percent sequentially.

Operating expenses totaled $4.5 billion in the quarter, down 8 percent sequentially (excluding pre-tax impairment charges of $3.5 billion) and down 23 percent year-over-year. Access costs decreased 1 percent sequentially and declined 13 percent year-over-year. Selling, general and administrative costs fell 16 percent sequentially and 36 percent year-over-year. Included in operating expenses for the fourth quarter were $24 million of severance and reorganization costs.

Operating income for the fourth quarter of 2004 was $434 million, compared to an operating loss of $3.4 billion, (or operating income of $121 million excluding pre-tax impairment charges of $3.5 billion) in the third quarter of 2004 and an operating loss of $332 million in the fourth quarter of 2003.

Operating income before depreciation and amortization and gains on property dispositions would have been $774 million in the fourth quarter of 2004. In the fourth quarter of 2003, MCI’s operating income before depreciation and amortization and a loss on property dispositions would have been $293 million. Excluding the pre-tax impact of $3.5 billion of impairment charges, the comparable result in the third quarter of 2004 would have been $621 million.

Fourth quarter operating results were favorably impacted by approximately $270 million relating to certain unusual transactions including favorable settlements of bankruptcy-related matters, and changes in accounting estimates. Without the impact of these items, our operating income for the fourth quarter would have been $164 million.

Fourth quarter results also included $415 million of income tax expense. The expense relates to changes in estimates regarding our tax contingencies and the tax impacts of changes in foreign and state tax provisions.

Net loss for the fourth quarter of 2004 was $32 million, or $.10 cents per basic and diluted share. MCI reported net income of $22.2 billion in the fourth quarter of 2003, reflecting the financial impact of reorganization activities, and reported a net loss of $3.4 billion in the third quarter of 2004.

“Improvements in our financial performance in the face of difficult industry conditions illustrates that our IP-leadership strategy is gaining momentum,” said Michael D. Capellas, MCI president and chief executive officer. “As we deliver new IP products and services to market, we expect this trend to accelerate.”

During the quarter, MCI continued to execute on its IP leadership strategy, by introducing several new IP-based products and innovations to market. MCI launched Enhanced Smart Backup for Hosting customers; a managed data protection service aimed at strengthening business continuity. MCI also announced a relationship with Oracle to enhance MCI's database management and optimization services for its Enterprise Hosting customers. The Company introduced a trio of new Internet DSL services, began offering standardized Local Area Networking management services to benefit companies of all sizes, and expanded Wireless IP Relay services for business customers.

Results

($millions)
	Quarter Ended
	12/31/04	12/31/03	9/30/04

Revenues	$4,974	$5,546	$5,076
Cost of sales and services	3,154	3,617	3,209
S, G & A	1,046	1,636	1,246
Depreciation + Amortization	341	596	493
(Gain) loss on property dispositions	(1)	29	7
Impairment charges	--	--	3,513

Operating income (loss)	$434	$(332)	$(3,392)

Segment Results

MCI’s operations are organized into three distinct business units defined by their respective customer base: Enterprise Markets, U.S. Sales & Service, and International & Wholesale Markets. The quarterly operating results of these business segments follow:

Enterprise Markets

Enterprise Markets, which includes the company’s most complex, high-end accounts in business and government, provides local-to-global business data, Internet, voice services and managed network services.

($millions)
	Quarter Ended
	12/31/04	12/31/03	9/30/04

Revenues	$1,207	$1,241	$1,192

Cost of sales and services	735	789	719
S, G &A	214	299	238

Depreciation + Amortization	56	169	127
Loss on property disposition	2	7	3
Impairment charges	--	--	870

Operating income (loss)	$200	$(23)	$(765)

In the fourth quarter, Enterprise Markets generated $1.2 billion of revenue, up 1 percent sequentially and down 3 percent year-over-year.

During the fourth quarter, Ryder extended its existing agreement with MCI to include MCI IP VPN Broadband and Enterprise Managed Firewall to provide fast Internet access to nearly 700 remote locations with secure connections to Ryder's headquarters. MCI also announced during the quarter that it is helping the Gallup Organization to attract new Internet users to its Web site, by providing the streaming solution behind The Gallup Poll Daily Briefing – a free daily news Webcast.

MCI also expanded its government market business during the fourth quarter with the addition of several significant network management contract awards. These awards included the highly sought after Department of Defense Transoceanic Optical Transport-Atlantic (TOT-A) contract. The TOT-A will provide the Department of Defense with robust, flexible OC-192 optical transport connections between the Continental United States Germany and the UK.

U. S. Sales and Service

U.S.S&S is comprised of Commercial Markets, which includes small, medium and large business customers in the United States; Mass Markets, which includes consumer and very small business customers; consumer calling cards, and SkyTel.

($millions)
	Quarter Ended
	12/31/04	12/31/03	9/30/04

Revenues	$2,120	$2,493	$2,238

Cost of sales and services	1,140	1,380	1,184
S, G &A	607	948	726

Depreciation + Amortization	181	195	227
(Gain) loss on property dispositions	(2)	12	2
Impairment charges	--	--	1,627

Operating income (loss)	$194	$(42)	$(1,528)

During the quarter, USS&S generated $2.1 billion of revenue, down 5 percent sequentially and 15 percent year-over-year.

Commercial Markets generated approximately $1 billion of revenues in the fourth quarter, flat sequentially and down 6 percent year-over-year.

In the fourth quarter, Mass Markets generated revenue of $1.2 billion, down 9 percent sequentially and 21 percent year-over-year. Mass Markets revenue declines were driven primarily by a decrease in long distance subscriber counts attributed to the ongoing impact of “Do Not Call” regulations, heavy RBOC competition, and reduced advertising.

MCI signed several new commercial customers during the fourth quarter, including Lyondell Chemical Company and Transeastern Homes. A common theme among customers was consolidation of providers and purchase of converged solutions like Private IP to carry voice, video and data on a single global network For example, Transeastern Homes, one of the fastest growing homebuilders in the U.S., is overhauling its existing communications infrastructure in favor of a new MCI-powered platform to achieve more control and better performance from its network.

International & Wholesale Markets

MCI’s International & Wholesale segment serves the Europe, Middle East and Africa (EMEA), Latin America and Asia Pacific regions, as well as wholesale customers.

($millions)
	Quarter Ended
	12/31/04	12/31/03	9/30/04

Revenues	$1,647	$1,812	$1,646

Cost of sales and services	1,279	1,448	1,306
S, G &A	225	389	282
Depreciation + Amortization	104	232	139
(Gain) loss on property dispositions	(1)	10	2
Impairment charges	--	--	1,016

Operating income (loss)	$40	$(267)	$(1,099)

Fourth quarter revenue of $1.6 billion was flat sequentially and down 9 percent year-over-year, including the benefit of foreign exchange. The segment had an operating income of $40 million during the fourth quarter compared to a loss of $267 million a year earlier.

International Markets generated $951 million of revenue in the quarter, up 4 percent sequentially and 5 percent year-over-year.

Wholesale Markets segment revenue fell to $696 million, down 4 percent sequentially and 23 percent year-over-year. Wholesale revenue declines year over year are the result of pricing pressures, over-capacity, continued industry bankruptcies, and the elimination of certain incentive discounts.

In the fourth quarter, corporations headquartered outside the U.S. continued to turn to MCI International to support their migration to IP-based networking and communications services. These included, New Yorker, one of the leading businesses in the fashion industry, which turned to MCI for an Internet access network solution to connect all of its 380 stores across Europe – to date, more than 60 of these sites have already been implemented. Companies also looked to MCI for integrated multi-service solutions like the Danish international pharmaceuticals firm Lundbeck, which signed an agreement for MCI’s MPLS-based Private IP, Internet access and Internet co-location hosting services.

In addition to New Yorker of Germany, MCI International further expanded its presence in the retail sector as more customers leverage the accessibility, performance and security of IP services to increase the productivity and efficiency of their business operations. For example, ICI Paints, an international paint and coatings provider, chose to expand its relationship with MCI through a new DSL broadband access network agreement for the company's 130 retail stores throughout Canada.

2004 Results

For the full year 2004, revenues totaled $20.7 billion, down 15 percent from 2003 revenues of $24.3 billion. Operating loss was $3.2 billion. Operating income before $1.9 billion of depreciation and amortization, a $1 million gain on property dispositions and $3.5 billion of impairment charges would have been $2.2 billion in 2004. In 2003, operating income was $0.7 billion; operating income before $2.3 billion of depreciation and amortization, and a $43 million loss on property dispositions would have been $3.0 billion.

Balance Sheet

On September 30, 2004, cash, cash equivalents and marketable securities totaled $5.6 billion. During the fourth quarter, MCI paid $167 million in bankruptcy claims, invested $332 million in property plant and equipment, and disbursed $127 million as a return of capital dividend. On December 31, 2004, cash, cash equivalents and marketable securities totaled $5.5 billion.

Total debt of approximately $5.9 billion included $268 million of capitalized leases. MCI issued approximately $5.7 billion of senior notes on April 20, 2004. During the fourth quarter, MCI Senior notes were assigned initial credit ratings by Moody’s and Standard and Poor’s, which triggered a reset of the interest rates. In accordance with the indentures, the interest rates on the notes increased 100 basis points effective December 15, 2004.

2005 Guidance

Based on the existing regulatory environment and assuming no significant acquisitions or divestitures, MCI expects to generate revenues of $18 billion to $19 billion in 2005, down 10 percent to 14 percent from 2004. The revenue decline primarily reflects a change in Mass Markets revenues as recent regulatory changes impact our ability to serve the consumer market on a profitable basis.

MCI expects to generate operating income before depreciation and amortization (estimated at $1.4 billion to $1.5 billion) of $1.8 billion to $2.0 billion in 2005. MCI’s plans indicate that incremental revenue and profits from new services will boost second half revenues and operating profitability over first half levels.

Capital expenditures of approximately $1.0 billion are planned in 2005, as MCI accelerates new product and service offerings in Private IP, security, hosting and network management. MCI will continue to invest in Ultra Long Haul technology, and continue the expansion of its MPLS node structure.

Conference Call

Management will host a conference call to discuss today’s results at 8:30 a.m. EST. Investors are invited to access a live audio feed at the company’s website, www.mci.com. An audio archive of the discussion will be accessible at the website.

About MCI

MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone, based on the number of company-owned points of presence, and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to www.mci.com.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements as to expected 2005 results. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. Factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition, including price compression and the impact of changes to the competitive environment due to consolidation and regulatory changes; ; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the Company’s filings with the Securities and Exchange Commission, including its 10-K under “Risk Factors”.

Non-GAAP Information

This release references certain financial measures which are deemed to be non-GAAP. The Company believes that the inclusion of these measures is important because it provides readers of the report a different view of its operating results. In particular, MCI presents information about operating income, excluding certain various non-cash items, including depreciation and amortization, impairment charges and gains and losses on property dispositions. MCI presents this information to allow investors to determine its cash operating expenses, and because these expenses have varied significantly over time due to changes in MCI’s balance sheet relating to fresh-start reporting and impairment.

###

MCI, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Millions, Except Per Share Data)

	Successor Company	Predecessor Company

	Year Ended December 31,

	2004	2003

Revenues	$20,690	$24,266
Operating expenses:
Access costs	10,719	11,997
Costs of services and products (excluding depreciation and amortization included below
of $1,436 and $1,938 in 2004 and 2003, respectively)	2,506	2,771
Selling, general and administrative	5,220	6,479
Depreciation and amortization	1,924	2,316
(Gain) loss on property dispositions	(1)	43
Impairment charges related to property, plant and equipment	2,775	—
Impairment charges related to intangible assets	738	—

Total operating expenses	23,881	23,606
Operating (loss) income	(3,191)	660

Other income (expense), net:
Interest expense (contractual interest of $2,425 in 2003)	(402)	(105)
Miscellaneous income, net	85	136
Reorganization items, net	—	22,087

(Loss) income from continuing operations before income taxes, minority interests and
cumulative effect of a change in accounting principle	(3,508)	22,778
Income tax expense	407	313
Minority interests, net of tax	—	(4)

(Loss) income from continuing operations before cumulative effect of a change in accounting
principle	(3,915)	22,469
Net income (loss) from discontinued operations	26	(43)

(Loss) income before cumulative effect of a change in accounting principle	(3,889)	22,426
Cumulative effect of a change in accounting principle	—	(215)

Net (loss) income	$(3,889)	$22,211

Basic and diluted (loss) income per share:
Continuing operations	$(12.20)
Discontinued operations	0.08

Loss per share	$(12.12)

Basic and diluted shares used in calculation	320.8

MCI, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Millions, Except Per Share Data)

	Successor Company		Predecessor Company

	For the Three-Month Period Ended

	December 31, 2004	September 30, 2004	December 31, 2003

Revenues	$4,974	$5,076	$5,546
Operating expenses:
Access costs	2,563	2,580	2,930
Costs of services and products	591	629	687
Selling, general and administrative	1,046	1,246	1,636
Depreciation and amortization	341	493	596
(Gain) loss on property dispositions	(1)	7	29
Impairment charges related to property, plant and equipment	—	2,775	—
Impairment charges related to intangible assets	—	738	—

Total operating expenses	4,540	8,468	5,878
Operating income (loss)	434	(3,392)	(332)
Other income (expense), net:
Interest expense	(103)	(104)	(25)
Miscellaneous income, net	25	35	108
Reorganization items, net	—	—	22,557

Income (loss) from continuing operations before income taxes and minority interests	356	(3,461)	22,308
Income tax expense (benefit)	415	(61)	61
Minority interests, net of tax	—	—	2

(Loss) income from continuing operations	(59)	(3,400)	22,245
Net income (loss) from discontinued operations	27	2	(39)

Net (loss) income	$(32)	$(3,398)	$22,206

Basic and diluted (loss) income per share:
Continuing operations	$(0.18)	$(10.66)
Discontinued operations	0.08	0.01

Loss per share	$(0.10)	$(10.65)

Basic and diluted shares used in calculation	319.1	319.1

     MCI, INC. AND SUBSIDIARIES
UNAUDITED SEGMENT RESULTS
For the Year Ended December 31, 2004 and 2003
(In Millions)

	Year Ended December 31, 2004 (Successor Company)

	Enterprise Markets	U.S. Sales & Service	International & Wholesale Markets	Total

Revenues:
Voice	$1,830	$6,728	$4,105	$12,663
Data	2,316	1,610	1,446	5,372
Internet	665	738	1,252	2,655

Total revenues	4,811	9,076	6,803	20,690

Costs of sales and services	2,950	4,910	5,365	13,225
Selling, general and administrative expenses	1,028	3,007	1,185	5,220
Depreciation and amortization expenses	460	841	623	1,924
Loss (gain) on property dispositions	3	(3)	(1)	(1)
Impairment charges	870	1,627	1,016	3,513

Operating loss	$(500)	$(1,306)	$(1,385)	$(3,191)

	Year Ended December 31, 2003 (Predecessor Company)

	Enterprise Markets	U.S. Sales & Service	International & Wholesale Markets	Total

Revenues:
Voice	$1,893	$8,354	$4,387	$14,634
Data	2,577	2,012	1,892	6,481
Internet	859	749	1,543	3,151

Total revenues	5,329	11,115	7,822	24,266

Costs of sales and services	3,201	5,755	5,812	14,768
Selling, general and administrative expenses	1,123	3,887	1,469	6,479
Depreciation and amortization expenses	649	821	846	2,316
Loss on property dispositions	15	16	12	43

Operating income (loss)	$341	$636	$(317)	$660